News Release                                     Exhibit 99.1

MARSH & McLENNAN COMPANIES REPORTS THIRD QUARTER 2011 RESULTS

Strong Revenue and Profitability Growth Continues Across All Businesses
GAAP Operating Income Increases 30 Percent
Adjusted Operating Income Rises 18 Percent

NEW YORK, November 2, 2011 — Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice in risk, strategy and human capital, today reported financial results for the third quarter ended September 30, 2011.

Brian Duperreault, President and CEO, said: “Third quarter results reflect our ongoing strong performance. All of our businesses continued to generate revenue growth and double-digit growth in profitability. Marsh’s high client revenue retention rates and new business development produced underlying revenue growth across all geographies. Guy Carpenter produced strong results, continuing a long-term trend of underlying revenue growth.

“Mercer’s underlying revenue growth has continued for more than a year, driven by strong results in its consulting and investments businesses. Oliver Wyman’s strong underlying revenue growth was broad-based across industry sectors.

“Our progress in re-establishing Marsh & McLennan Companies as a global growth company has been excellent, as reflected in our performance over the last four quarters,” concluded Mr. Duperreault.

Consolidated Results
Consolidated revenue in the third quarter of 2011 was $2.8 billion, an increase of 11 percent from the third quarter of 2010, or 5 percent on an underlying basis. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as:  acquisitions, dispositions and transfers among businesses. Operating income rose 30 percent to $310 million, compared with $239 million in the prior year period. Adjusted operating income in the third quarter, which excludes noteworthy items as presented in the attached supplemental schedules, rose 18 percent to $317 million.

Income from continuing operations, which includes a charge of $72 million related to the early extinguishment of debt, was $133 million, or $.23 per share, in the third quarter. This compares with $128 million, or $.22 per share, in the third quarter of 2010. Discontinued operations, net of tax, was $2 million in the third quarter, or $.01 per share, compared with $43 million, or $.08 per share, in the prior year period. Net income was $130 million, or $.24 per share, compared with $168 million in the third quarter of last year, or $.30 per share. Adjusted earnings per share in the quarter was also $.24.

For the nine months ended September 30, 2011, operating income was $1.2 billion, compared with $614 million in the prior year period. Income from continuing operations was $738 million, or $1.30 per share, compared with $373 million, or $.65 per share, in 2010. Discontinued operations, net of tax, was $17 million, or $.03 per share, compared with $292 million, or $.53 per share, for the nine months of 2010. Net income was $737 million, or $1.33 per share, compared with $652 million, or $1.18 per share, in the prior year period. Adjusted earnings per share for the nine months of 2011 increased to $1.30 from $1.23.

Risk and Insurance Services
Risk and Insurance Services revenue increased 11 percent to $1.5 billion in the third quarter of 2011, or 5 percent on an underlying basis. Operating income increased 31 percent to $186 million, compared with $142 million. Adjusted operating income in the quarter increased 13 percent to $186 million from $165 million. For the nine months of 2011, Risk and Insurance Services revenue was $4.7 billion, an increase of 11 percent from the prior year period, and 5 percent growth on an underlying basis.

Marsh’s revenue in the third quarter of 2011 was $1.2 billion, an increase of 12 percent, or 6 percent on an underlying basis. International operations reported underlying revenue growth of 8 percent in the third quarter, reflecting growth of 13 percent in both Asia Pacific and Latin America, with 6 percent growth in EMEA. In the United States/Canada division, underlying revenue grew 3 percent. Guy Carpenter’s third quarter revenue increased 8 percent from the third quarter of 2010 to $251 million, or 3 percent on an underlying basis. In August, Marsh announced it signed an agreement to acquire the brokerage business of Alexander Forbes, which will significantly expand Marsh’s presence in South Africa. The transaction is subject to regulatory and other approvals and is targeted for completion in the fourth quarter of 2011.

Consulting
Consulting revenue increased 11 percent to $1.3 billion in the third quarter of 2011, or 6 percent on an underlying basis. Operating income increased 17 percent to $161 million in the third quarter, compared with $138 million. Adjusted operating income increased 17 percent to $168 million in the third quarter of 2011, compared with $144 million. For the nine months of 2011, Consulting revenue increased 11 percent from the prior year period to $3.9 billion, or 6 percent on an underlying basis. Adjusted operating income rose 17 percent to $453 million, compared with $387 million in 2010.

Mercer’s revenue increased 11 percent to $975 million in the third quarter of 2011, an increase of 4 percent on an underlying basis. Mercer’s consulting operations produced revenue of $673 million, an increase of 5 percent on an underlying basis; outsourcing, with revenue of $186 million, was up 1 percent; and investment consulting and management, with revenue of $116 million, grew 10 percent. Oliver Wyman’s revenue increased 13 percent to $364 million in the third quarter of 2011, or 9 percent on an underlying basis.

Other Items
At the end of the third quarter of 2011, cash and cash equivalents was $1.7 billion, unchanged from the third quarter of 2010. Net debt, which is total debt less cash and cash equivalents, was $1.2 billion, compared with $1.3 billion at the end of the third quarter of 2010.

In August, the Board of Directors of Marsh & McLennan Companies authorized an increase in the Company’s share repurchase program to $1 billion from $500 million. Over the last year, the Company has repurchased a total of 15.6 million shares of its common stock for $447 million, including 4.4 million shares in the third quarter of 2011.The Company increased its quarterly dividend 5 percent to $.22 per share, effective with the third quarter payment on August 15, 2011.

In the third quarter, Marsh & McLennan Companies completed a tender offer that resulted in the retirement of an aggregate of $600 million of the senior notes scheduled to mature in 2014 and 2015. Also in the third quarter, the Company issued $500 million of 4.80 percent senior notes due 2021.

Conference Call
A conference call to discuss third quarter 2011 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 800 967 7185. Callers from outside the United States should dial 719 457 2644. The access code for both numbers is 9408324. The live audio webcast may be accessed at www.mmc.com.  A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. MARSH is a global leader in delivering risk and insurance services and solutions; GUY CARPENTER is a global leader in providing risk and reinsurance intermediary services; MERCER is a global leader in human resource consulting, outsourcing and investment services; and OLIVER WYMAN is a global leader in management consulting. Marsh & McLennan Companies’ 52,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. For more corporate information, visit www.mmc.com or www.PartneringImpact.com, which highlights the Company’s world-class capabilities and its solutions for the complex problems enterprises face today.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; pension obligations; market and industry conditions; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of  our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

●	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses;

●	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

●	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

●	the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition;

●	the impact on our net income caused by fluctuations in foreign currency exchange rates;

●	the impact on our net income of cash flows and our effective tax rate in a particular period caused by settled tax audits and expired statues of limitations;

●	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

●
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as various trade sanctions laws;

●	the impact of competition, including with respect to pricing;

●	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

●	our ability to successfully recover should we experience a disaster or other business continuity problem;

●	changes in applicable tax or accounting requirements; and

●
potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$2,806	$2,524	$8,618	$7,765

Expense:
Compensation and Benefits	1,753	1,586	5,202	4,775
Other Operating Expenses	743	699	2,169	2,376
Total Expense	2,496	2,285	7,371	7,151

Operating Income	310	239	1,247	614

Interest Income	9	6	21	13

Interest Expense	(49)	(60)	(149)	(180)

Early Extinguishment of Debt	(72)	–	(72)	–

Investment (Loss) Income	–	(2)	13	24

Income Before Income Taxes	198	183	1,060	471

Income Tax Expense	65	55	322	98

Income from Continuing Operations	133	128	738	373

Discontinued Operations, Net of Tax	2	43	17	292

Net Income Before Non-Controlling Interest	$135	$171	$755	$665

Less: Net Income Attributable to Non-Controlling Interest	5	3	18	13

Net Income Attributable to the Company	$130	$168	$737	$652

Basic Net Income Per Share – Continuing Operations	$0.24	$0.23	$1.32	$0.66
 Net Income Attributable to the Company	$0.24	$0.30	$1.35	$1.19

Diluted Net Income Per Share – Continuing Operations	$0.23	$0.22	$1.30	$0.65
– Net Income Attributable to the Company	$0.24	$0.30	$1.33	$1.18

Average Number of Shares Outstanding – Basic	540	543	543	539
 Diluted	549	548	552	543
Shares Outstanding at 9/30	538	543	538	543

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Three Months Ended
(Millions) (Unaudited)
				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,210	$1,083	12%	3%	3%	6%
Guy Carpenter	251	233	8%	2%	3%	3%
Subtotal	1,461	1,316	11%	3%	3%	5%
Fiduciary Interest Income	14	11
Total Risk and Insurance Services	1,475	1,327	11%	3%	3%	5%

Consulting
Mercer	975	881	11%	5%	2%	4%
Oliver Wyman Group	364	322	13%	4%	-	9%
Total Consulting	1,339	1,203	11%	4%	1%	6%

Corporate / Eliminations	(8)	(6)

Total Revenue	$2,806	$2,524	11%	4%	2%	5%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$367	$332	11%	5%	-	6%
Asia Pacific	158	125	26%	11%	3%	13%
Latin America	84	73	16%	3%	-	13%
Total International	609	530	15%	6%	1%	8%
U.S. / Canada	601	553	9%	1%	5%	3%
Total Marsh	$1,210	$1,083	12%	3%	3%	6%

Mercer:
Retirement	$261	$256	2%	4%	-	(2)%
Health and Benefits	239	224	7%	3%	(3)%	7%
Rewards, Talent & Communications	173	142	21%	4%	4%	13%
Mercer Consulting	673	622	8%	4%	-	5%
Outsourcing	186	168	11%	6%	4%	1%
Investment Consulting & Management	116	91	28%	8%	11%	10%
Total Mercer	$975	$881	11%	5%	2%	4%

Notes

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Nine Months Ended
(Millions) (Unaudited)
				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$3,845	$3,454	11%	3%	4%	5%
Guy Carpenter	848	791	7%	1%	1%	5%
Subtotal	4,693	4,245	11%	2%	4%	5%
Fiduciary Interest Income	36	33
Total Risk and Insurance Services	4,729	4,278	11%	2%	3%	5%

Consulting
Mercer	2,842	2,568	11%	4%	2%	4%
Oliver Wyman Group	1,077	958	12%	4%	-	9%
Total Consulting	3,919	3,526	11%	4%	1%	6%

Corporate / Eliminations	(30)	(39)

Total Revenue	$8,618	$7,765	11%	3%	3%	5%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$1,363	$1,256	9%	3%	2%	4%
Asia Pacific	452	363	24%	11%	5%	9%
Latin America	228	191	19%	2%	-	17%
Total International	2,043	1,810	13%	4%	2%	6%
U.S. / Canada	1,802	1,644	10%	1%	6%	3%
Total Marsh	$3,845	$3,454	11%	3%	4%	5%

Mercer:
Retirement	$813	$795	2%	4%	-	(1)%
Health and Benefits	717	676	6%	2%	(3)%	7%
Rewards, Talent & Communications	417	337	24%	4%	7%	13%
Mercer Consulting	1,947	1,808	8%	3%	-	4%
Outsourcing	550	491	12%	6%	5%	1%
Investment Consulting & Management	345	269	29%	8%	9%	12%
Total Mercer	$2,842	$2,568	11%	4%	2%	4%

Notes

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are “non-GAAP measures” within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company’s GAAP operating income or loss.  The following table identifies these noteworthy items and reconciles adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended September 30, 2011 and 2010.  The following table also presents adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations		Total
Three Months Ended September 30, 2011
Operating income (loss)	$186	$161	$(37)		$310
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	3	7	1		11
Settlement, Legal and Regulatory (b)	(3)	-	-		(3)
Other	-	-	(1	) (c)	(1)
Operating income adjustments	-	7	-		7

Adjusted operating income (loss)	$186	$168	$(37)		$317

Operating margin	12.6%	12.0%	N/A		11.0%
Adjusted operating margin	12.6%	12.5%	N/A		11.3%
Three Months Ended September 30, 2010
Operating income (loss)	$142	$138	$(41)		$239
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	20	6	4		30
Settlement, Legal and Regulatory (b)	3	–	–		3
Other	–	–	(3	) (c)	(3)
Operating income adjustments	23	6	1		30

Adjusted operating income (loss)	$165	$144	$(40)		$269

Operating margin	10.7%	11.5%	N/A		9.5%
Adjusted operating margin	12.4%	12.0%	N/A		10.7%

(a)  Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to recent acquisitions and cost reduction initiatives.  The third quarter of 2011 and 2010 includes charges of $4 million and $9 million, respectively, for cost reduction activities related to recent acquisitions.

(b)  Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against the Company and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees.  The third quarter of 2011 includes insurance recoveries of $11 million.

(c) Reflects payments received related to the Corporate Advisory and Restructuring businesses divested in 2008, which was previously included in the Risk Consulting & Technology segment.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Nine Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin
 Adjusted operating income is calculated by excluding the impact of certain noteworthy items from the Company’s GAAP operating income.  The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the nine months ended September 30, 2011 and 2010.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations		Total
Nine Months Ended September 30, 2011
Operating income (loss)	$925	$441	$(119)		$1,247
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	1	12	3		16
Settlement, Legal and Regulatory (b)	(5)	-	-		(5)
Other	-	-	(6	) (c)	(6)
Operating income adjustments	(4)	12	(3)		5

Adjusted operating income (loss)	$921	$453	$(122)		$1,252

Operating margin	19.6%	11.3%	N/A		14.5%
Adjusted operating margin	19.5%	11.6%	N/A		14.5%

Nine Months Ended September 30, 2010
Operating income (loss)	$747	$(21)	$(112)		$614
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	70	8	9		87
Alaska Litigation Settlement	–	400 (d)	–		400
Settlement, Legal and Regulatory (b)	8	–	–		8
Accelerated Amortization	1	–	–		1
Other	(1)	–	(10	) (c)	(11)
Operating income adjustments	78	408	(1)		485

Adjusted operating income (loss)	$825	$387	$(113)		$1,099

Operating margin	17.5%	N/A	N/A		7.9%
Adjusted operating margin	19.3%	11.0%	N/A		14.2%
(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities. The nine months of 2011 and 2010 includes charges of $5 million and $34 million, respectively, for cost reduction activities related to recent acquisitions.

(b) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against the Company and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees. The first nine months of 2011 includes insurance recoveries of $14 million.

(c) Reflects payments received related to the Corporate Advisory and Restructuring businesses divested in 2008, which was previously included in the Risk Consulting & Technology segment.
(d) Reflects net settlement of litigation brought by the Alaska Retirement Management Board against Mercer. Under the settlement agreement, Mercer paid $500 million, of which $100 million was covered by insurance.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Nine Months Ended September 30
(Millions) (Unaudited)
Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company’s GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the impact of non-GAAP measures and Kroll discontinued operations on diluted earnings per share – Three and Nine Months Ended September 30, 2011 and 2010:

	Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended September 30, 2011
Income from continuing operations		$133	$127	$0.23
Add operating income adjustments	$7
Deduct impact of related income tax expense	(3)
		4	4	0.01
Income from continuing operations, as adjusted		$137	$131	$0.24

Nine Months Ended September 30, 2011
Income from continuing operations		$738	$715	$1.30
Add operating income adjustments	$5
Deduct impact of related income tax expense	-
		5	5	–
Income from continuing operations, as adjusted		$743	$720	$1.30

Three Months Ended September 30, 2010
Income from continuing operations		$128	$123	$0.22
Add operating income adjustments	$30
Deduct impact of related income tax expense	(10)
		20	20	0.04
Income from continuing operations, as adjusted		$148	$143	$0.26
Add Kroll adjusted operating income, net of tax		3	3	0.01
Adjusted income, net of tax		$151	$146	$0.27

Nine Months Ended September 30, 2010
Income from continuing operations		$373	$353	$0.65
Add operating income adjustments	$485
Deduct impact of related income tax expense	(185)
		300	296	0.55
Income from continuing operations, as adjusted		$673	$649	$1.20
Add Kroll adjusted operating income, net of tax		20	20	0.03
Adjusted income, net of tax		$693	$669	$1.23

The results in the table above are not adjusted for debt extinguishment costs of $72 million, which reduced earnings in the three and nine months ended September 30, 2011.

Adjusted income, net of tax for the three and nine months ended September 30, 2010  includes the adjusted after-tax operating income of Kroll (but not the impact of the disposal transaction) to appropriately reflect the operating benefit derived by the Company during its ownership.  This facilitates a more meaningful comparison to 2011 results which will benefit from the use of proceeds from the Kroll sale.  For the three and nine months ended September 30, 2010, Kroll’s adjusted operating income, net of tax was insignificant.

Marsh & McLennan Companies, Inc.
Supplemental Expense Information
 (Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Depreciation and Amortization Expense	$85	$79	$250	$237
Stock Option Expense	$4	$3	$16	$14
Capital Expenditures	$63	$48	$205	$179

Marsh & McLennan Companies, Inc.
Supplemental Information – Discontinued Operations
(Millions) (Unaudited)

On August 3, 2010, the Company completed its sale of Kroll to Altegrity. Kroll's results of operations are reported as discontinued operations in the Company's consolidated statements of income. The three and nine months ended September 30, 2010 includes the gain on the sale of Kroll.  The nine months ended September 30, 2010 also includes the loss on the sale of Kroll Lab Specialists ("KLS").The provision/(credit) for income taxes related to the disposal of discontinued operations for the nine months ended September 30, 2010 includes the recognition of tax benefits related to the Kroll disposition recorded in the second quarter of 2010 and a tax provision of $36 million on the sale of KLS. The tax credit for the nine months ended September 30, 2011 is primarily due to a tax recovery included in the indemnity agreement related to the Putnam sale.

Summarized Statements of Income data for discontinued operations is as follows:

	Three Months Ended	Three Months Ended
	September 30, 2011	September 30, 2010
Kroll Operations
Revenue	$-	$56
Expense	-	52
Net operating income	-	4
Provision for income tax	-	1
Income from discontinued operations, net of tax	-	3
Other discontinued operations, net of tax	-	(7)
Income (loss) from discontinued operations, net of tax	-	(4)

Disposals of discontinued operations	3	35
Provision (credit) for income tax	1	(12)
Disposals of discontinued operations, net of tax	2	47
Discontinued operations, net of tax	$2	$43

	Nine Months Ended	Nine Months Ended
	September 30, 2011	September 30, 2010
Kroll Operations
Revenue	$-	$381
Expense	-	345
Net operating income	-	36
Provision for income tax	-	16
Income from discontinued operations, net of tax	-	20
Other discontinued operations, net of tax	-	(7)
Income (loss) from discontinued operations, net of tax	-	13

Disposals of discontinued operations	11	42
Provision (credit) for income tax	(6)	(237)
Disposals of discontinued operations, net of tax	17	279
Discontinued operations, net of tax	$17	$292

 Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	September 30, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$1,714	$1,894
Net receivables	2,925	3,035
Other current assets	391	347

Total current assets	5,030	5,276

Goodwill and intangible assets	6,933	6,823
Fixed assets, net	804	822
Pension related assets	477	265
Deferred tax assets	1,084	1,205
Other assets	793	919

TOTAL ASSETS	$15,121	$15,310

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$260	$8
Accounts payable and accrued liabilities	1,819	1,741
Accrued compensation and employee benefits	1,106	1,294
Accrued income taxes	80	62
Dividends payable	119	

Total current liabilities	3,384	3,105

Fiduciary liabilities	4,118	3,824
Less – cash and investments held in a fiduciary capacity	(4,118)	(3,824)
		

Long-term debt	2,670	3,026
Pension, postretirement and postemployment benefits	1,148	1,211
Liabilities for errors and omissions	446	430
Other liabilities	1,008	1,123

Total equity	6,465	6,415

TOTAL LIABILITIES AND EQUITY	$15,121	$15,310